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                                                                     EXHIBIT 4.1

                          BUSINESS CONSULTING AGREEMENT

AGREEMENT, made and entered into August 1, 2003, by and between Mr. Lou Wiener Individually, of On Site Marketing, Inc., with offices located at 4251 N.W. 66th Lane, Boca Raton, FL 33496 (Wiener) and Military Resale Group, Inc., a New York Corporation with offices located at 2180 Executive Circle, Colorado Springs, CO 80906 and ("MRG").

                              W I T N E S S E T H:

            WHEREAS, Wiener provides consultation and advisory services relating to business management and marketing; and

            WHEREAS, MRG desires to utilize Wiener services in connection with its operations.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, Wiener and MRG hereby agree as follows:

1. CONSULTING SERVICES. Effective as of August 1, 2003, by and subject to the terms and conditions herein contained, Wiener shall provide, marketing consultation and advisory services to MRG. Such services shall include the selection of products not currently marketed to United States Military resale market. MRG appoints Wiener as its sales representative to obtain exclusive products throughout the United States Military resale market and commissary system and exchange system, or other military resale market worldwide (i.e. DECA, AAFES)

2. PAYMENT. In consideration for the services of Wiener to be provided hereunder shall be 500,000 freely tradable shares. The shares are to be issued in the name of Mr. Lou Wiener Individually, and delivered to 4251 N.W. 66th Lane, Boca Raton, FL 33496. Mr. Wiener will not receive any additional compensation such as brokerage fees from MYRG although he may receive such fees from his client companies.

3. EXPENSES. MRG shall reimburse Wiener for all pre-approved travel and other expenses incurred by it in rendering services hereunder, including any expenses incurred by consultants when such consultants are temporarily located outside of the metropolitan Fort Lauderdale area for the purpose of rendering services to or for the benefit of MRG pursuant to this Agreement. Wiener shall provide receipts and vouchers to MRG for all expenses for which reimbursement is claimed.

4. INVOICES. All pre-approved invoices for services provided to MRG and expenses incurred by Wiener in connection therewith shall be payable in full within thirty (30) days of the date of such invoice.

5. PERSONNEL. Wiener shall be an independent contractor and no personnel utilized by Wiener in providing services hereunder shall be deemed an employee of MRG. Moreover, Wiener or any other such person shall be empowered hereunder to act on behalf of MRG. Wiener shall have the sole and exclusive responsibility and liability for making all reports and contributions, withholdings, payments and taxes to be collected, withheld, made and paid with respect to persons providing services to be performed hereunder on behalf of MRG, whether pursuant to any social security, unemployment insurance, worker's compensation law or other federal, state or local law now in force and effect or hereafter enacted.

6. TERM AND TERMINATION. This Agreement shall be effective from August 1, 2003 and shall continue in effect for a period of 12 months thereafter. This
Agreement may be renewed for a provisional six-month period thereafter, upon mutual agreement of the parties.

7. NON-ASSIGNABILITY. The rights, obligations, and benefits established by this Agreement shall not be assignable by either party hereto. This Agreement shall, however, be binding upon and shall inure to the benefit of the parties and their successors.


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8.       CONFIDENTIALITY.  Wiener nor any of its  consultants,  other employees, officers, or directors shall disclose knowledge or information concerning the confidential affairs of MRG with respect to MRG's business or finances that was obtained in the course of performing services provided for herein.

9. LIMITED LIABILITY. Wiener nor any of its consultants, other employees, officers or directors shall be liable for consequential or incidental damages of any kind to MRG that may arise out of or in connection with any services performed by Wiener hereunder.

10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof or actual domicile of the parties.

11. NOTICE. Notice hereunder shall be in writing and shall be deemed to have been given at the time when deposited for mailing with the United States Postal Service enclosed in a registered or certified postpaid envelope addressed to the respective party at the address of such party first above written or at such other address as such party may fix by notice given pursuant to this paragraph.

12. NO OTHER AGREEMENTS. This Agreement supersedes all prior understandings, written or oral, and constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof. No waiver, modification or termination of this Agreement shall be valid unless in writing signed by the parties hereto.

IN WITNESS WHEREOF, MRG, Wiener have dully executed this Agreement as of the day and year first above written.

Military Resale Group, Inc.              Consultant


  /s/ Ethan D. Hokit                     /s/ Louis Wiener
-----------------------------            -------------------
By: Ethan D. Hokit, President            By:  Mr. Lou. Wiener

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